Exhibit 6.26

AMENDMENT

This Amendment is made and entered into as of December 1, 2021, by and between TO THE STARS, INC. (“TTS”) and MY PRODUCTS, LLC f/s/o Tom DeLonge p/k/a “Angels & Airwaves (“Artist”), with reference to the following facts, which the parties warrant to be accurate and which form part of this Amendment:

A. TTS and Artist are parties to a Merchandising Agreement dated as of June 1, 2021, with respect to certain e-commerce and retail rights of Artist (the “Agreement”); and

B. TTS and Artist wish to amend the Agreement to incorporate certain new understandings.

In consideration of the provisions stated below, the parties agree as follows:

1. Amendment. Exhibit A (Royalties) of the Agreement is amended to provide that, with respect to all merchandise sold by TTS on or after June 1, 2022, the 25% royalty rates in sections 1, 2 and 3 are increased to 27.5%.

2. Advance. Promptly following the full execution of this Amendment, TTS agrees to pay to Artist a total of Four Thousand Five Hundred Dollars ($4,500) representing a vinyl signing bonus of $1,500 for each member of Artist i.e. David Kennedy, Matt Rubano and Ilan Rubin.

3. Payments: The Advance and all royalties payable to Artist under the Agreement and Amendment shall be payable to:

My Products, LLC

c/o Lous Tommasino CPA and Associates 6265

Greenwich Dr, Ste 210

San Diego, CA 92122

4. Miscellaneous: If there is a conflict between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment will govern. Except as otherwise defined herein, the capitalized terms used in this Amendment have the meanings specified in the Agreement. Except as amended hereby, the Agreement will remain in full force and effect in accordance with its terms.

ACCEPTED AND AGREED TO:

TO THE STARS, INC.		MY PRODUCTS, LLC

By:		By:
	An Authorized Signatory		An Authorized Signatory